ASSIGNMENT AND ASSUMPTION
                              OF
                  PURCHASE AND SALE AGREEMENT



      THIS ASSIGNMENT made and entered into this 2nd day of March, 2006, by and between AEI FUND MANAGEMENT, INC., a Minnesota corporation, ("Assignor") and AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP, a Minnesota limited partnership, and AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP, a Minnesota limited partnership (as tenants in common, together collectively referred to as "Assignee");

     WITNESSETH, that:

      WHEREAS, on the 31st day of January, 2006, Assignor entered into a Purchase and Sale Agreement (as subsequently amended, hereinafter together collectively referred to as the "Agreement") for that certain property located at 1740 N. Belt Line Road, Mesquite, TX (the "Property") with VR Partners I, L.P., a Texas limited partnership, as Seller; and

      WHEREAS, Assignor desires to assign to AEI Net Lease Income & Growth Fund XIX Limited Partnership, an undivided fifty percent (50.0%) interest as a tenant in common, and AEI Net Lease Income & Growth Fund XX Limited Partnership, an undivided fifty percent (50.0%) interest as a tenant in common, all of its rights, title and interest in, to and under the Agreement as hereinafter provided;

     NOW, THEREFORE, for One Dollar ($1.00) and other good and
valuable   consideration,   receipt   of   which   is   hereby
acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Agreement to Assignee, to have and to hold the same unto the Assignee, its successors and assigns;

     2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement.

All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

ASSIGNOR:

AEI FUND MANAGEMENT, INC.,
a Minnesota corporation


By: /s/ Robert P Johnson
        Robert P. Johnson, its President


ASSIGNEE:

AEI NET LEASE INCOME & GROWTH
FUND XIX LIMITED PARTNERSHIP,
a Minnesota limited partnership

By:  AEI Fund Management XIX, Inc.,
     a Minnesota corporation, its General Partner


By: /s/ Robert P Johnson
        Robert P. Johnson, its President


AEI NET LEASE INCOME & GROWTH
FUND XX LIMITED PARTNERSHIP,
a Minnesota limited partnership

By:  AEI Fund Management XX, Inc.,
     a Minnesota corporation, its General Partner


By: /s/ Robert P Johnson
        Robert P. Johnson, its President



                  PURCHASE AND SALE AGREEMENT



      This Purchase and Sale Agreement (the "Agreement") entered into by and between VR PARTNERS I, L.P., a Texas limited partnership (the "Seller") and AEI FUND MANAGEMENT, INC., a Minnesota corporation, or its assigns (the "Buyer"). The date on which last party hereto executes this Agreement is hereafter referred to as the "Effective Date".

     In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are herby mutually acknowledged, the parties hereto covenant and agree as follows:

     1. Property. Seller is the owner of a parcel of real property, with all improvements thereon, known generally as 1740 N. Beltline Road, Mesquite, TX., currently leased for use as a Tractor Supply, such property being more particularly described on Exhibit "A" attached hereto (collectively, the "Property"). The Property includes all of Seller's rights and interests in and to all buildings and other improvements on or within the appurtenant thereto, including easements, warranties, guaranties, indemnities, and covenants. Seller wishes to sell and Buyer wishes to purchase the Property on the terms and conditions set forth herein.

     2. Lease. The Property is being sold subject to an existing Lease of the Property, dated September 16, 1997 (the "Lease"), by and between Seller, as lessor, and Tractor Supply Company, as lessee (the "Tenant"). Buyer shall have the right to review and approve such Lease during the Due Diligence Period, in Buyer's sole discretion.

     3. Closing Date. The closing of the Buyer's purchase of the Property (the "Closing") shall be on February 24, 2006, or 10 business days from receipt of the Adverse Change Due Diligence Documents, if any should be occasioned as set forth below in Article 8.03, whichever is later (the "Closing Date").

     4. Purchase Price. The purchase price for the Property is $2,429,600.00 (the "Purchase Price"), If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the title company acceptable to Buyer as described in Article 6 hereof on or before the Closing Date.

      Within three (3) business days of Effective Date of this Agreement, Buyer will deposit $25,000 (the "Earnest Money") in an interest bearing account with Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75201,
Attention: Ms. Janine Barber (the "Closing Agent"). The Closing Agent shall provide an insured closing letter for this transaction for the benefit of the Buyer issued through its underwriter, First American Title Insurance Company (the "Title Underwriter").

     If for any reason this Agreement is terminated prior to the expiration of the Due Diligence Period, or the Adverse Change Review Period if such occurs because of the unanticipated occurrence of Adverse Change Due Diligence Documents as defined above, then the Earnest Money and any interest accrued thereon shall be immediately returned to
Buyer. If the transaction contemplated hereby proceeds to Closing, the Earnest Money shall be paid to Seller at Closing and Buyer shall receive a credit against the Purchase Price payable hereunder in the amount of the Earnest Money plus interest accrued thereon. If the Buyer does not terminate this Agreement as set forth herein, and when allowed in
Articles  6,  7,  8,  12,  16 or 18 hereof,  or  otherwise  as expressly allowed hereunder, the Earnest Money shall thereafter be deemed non-refundable, except to the extent any of the contingencies to Buyer's performance hereunder (including without limitation, Seller's performance of its obligations hereunder) shall not be satisfied.

      The balance of the Purchase Price in cash is to be deposited by Buyer into an escrow account with the Closing
Agent on or before the Closing Date.

     5. Escrow. Escrow shall be opened by Seller with the Closing Agent upon execution of this Agreement. A copy of this Agreement will be delivered to the Closing Agent by Seller and will serve as escrow instructions together with any additional instructions required by Seller and/or Buyer or their respective counsels. Seller and Buyer agree to cooperate with the Closing Agent and sign any additional instructions reasonably required by the Closing Agent to close escrow. If there is any conflict between any other instructions and this Agreement, this Agreement shall control.

     6. Title. Seller shall order upon the Effective Date of this Agreement, at its sole expense, a commitment for an Texas Form T-1 Owner's Policy of Title Insurance (most recent edition) issued by the Closing Agent (the "Title Company") through the Title Underwriter, insuring fee simple title in the Property, subject only to such matters as Buyer may approve and contain such endorsements as Buyer may require that are available for a property in Texas (the "Title Commitment"). The Title Commitment shall show Seller as the present fee owner of the Property and show Buyer as the fee owner to be insured.

     All easements, restrictions, documents and other items affecting title shall be listed in Schedule "B" of the Title Commitment. Copies of all instruments creating such exceptions must be attached to the Title Commitment. The Title Company shall also provide to Buyer a current tax certificate relative to the Property.

      Buyer shall be allowed ten (10) business days after receipt of the Title Commitment and copies of all underlying documents, for examination and the making of any objections thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed ten (10) business days to cure such objections or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to obtain insurable title within said ten (10) business day period, this Agreement shall be null and void and of no further force and effect (and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder except as expressly provided herein).

      The Buyer shall also have five (5) business days to review and approve any easement, lien, hypothecation or other encumbrance placed of record affecting the Property after the date of the Title Commitment. If necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have five (5) business days to review any such items. Such five (5) business day review period shall commence on the date the Buyer is provided with a legible copy of the instrument creating such exception to title.

     The Seller agrees to inform the Buyer of any item executed by the Seller placed of record affecting the Property after the date of the Title Commitment. If any objections are so made, the Seller shall be allowed five (5) business days to cure such objections or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to obtain insurable title within said five (5) business day period, this Agreement shall be null and void and of no further force and effect (and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder except as expressly provided herein).

     7. Site Inspection. As a condition precedent to Buyer's obligations hereunder, the Property shall be inspected and approved by Buyer, in Buyer's sole discretion. Said inspection shall be completed within the Due Diligence Period, and Buyer shall provide Seller with its written notice of any disapproval of the Property at the expiration of the Due Diligence Period.

     8.   Due Diligence and Due Diligence Periods.

     8.01 Due Diligence Documents and Due Diligence Period. Buyer shall have until the end of the fifteenth (15th) business day after the delivery of the last of the Due Diligence Documents, as described below, or receipt from Seller of written notice that it has provided all of the Due Diligence Documents in its possession or control (the "Due Diligence Period") to conduct all of its inspections, due diligence and review to satisfy itself regarding each item, the Property and this transaction. The Buyer shall indemnify Seller and hold Seller harmless from all costs, expenses, claims, damages and liabilities arising, directly or indirectly, from any tests, investigations or studies conducted by Buyer or its agents, representatives or employees on the Property. Such indemnity shall expressly survive the Closing or any earlier termination of this Agreement. Further, all such inspections or tests shall be conducted by Buyer in accordance with the requirements of the Lease and in a manner reasonably calculated to minimize any interference with the Tenant's conduct of business at the Property. The following Due Diligence Documents are to be delivered by Seller at Seller's expense (unless specifically designated herein to be obtained by Buyer), and such documents to be of current or recent date and certified to Buyer, or otherwise the most recent of such item in Seller's possession:

     a) A copy of Seller's existing Owner's Title Policy for the Property (with the coverage amount redacted);

     b) An updated as-built ALTA survey (the "Survey"), certified to Buyer and Title Company, and in substantial accordance with the requirements set forth in Exhibit "B" attached hereto. At Closing, or upon any earlier termination of the Agreement as provided herein, the Buyer shall reimburse Seller for all costs of obtaining the Survey in excess of $1,500;

     c) A complete copy of the Lease, and any amendments thereto, including but not limited to amendments, assignments and/or letter agreements, and any current estoppel currently in Seller's possession;

     d) The most recent Phase I environmental report covering the Property, if any, in Seller's possession;

     e) If in Seller's possession, a copy of the Tenant's existing insurance policies or insurance certificate for the Property;

     f) If in Seller's possession, any zoning information concerning the current zoning of the Property;

     g) A copy of the soils report, if any, if in Seller's possession;

     h) If in Seller's possession, a copy of the Certificate of Occupancy from the governing municipality and, if in Seller's possession, Certificate of Substantial Completion executed by the project architect and/or general contractor for the improvements on the Property;

     i) A copy of the existing final building plans and specifications for the improvements and a copy of any roof or other structural warranties for the improvements given following completion thereof, if in Seller's possession;

     j) A copy of the most recent real estate tax statement for the Property;

     k) A rent accounting for the last twelve (12) months showing when Seller received each check from Tenant; and

     l)   Proposed Special Warranty Deed.

     (All of the above described documents (a) through (l) are hereinafter collectively the "Due Diligence Documents").

      After receipt and review of the Due Diligence Documents or after Buyer's inspection of the Property, Buyer may cancel this Agreement for any reason, in its sole discretion, by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent on or before the expiration of the Due Diligence Period and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder, except as expressly provided herein. Such notice shall be deemed effective upon receipt by Seller.

     If notice of termination is not given on or before the expiration of the Due Diligence Period, all such matters shall be deemed acceptable and all such conditions satisfied and/or waived and the right to termination under Article 8.01 shall be extinguished and the Earnest Money shall be non-refundable to Buyer and Closing Agent shall release the Earnest Money to Seller, except in the event: of Seller's default; based upon receipt of materially adverse information as set forth in
Article 8.03; or except as otherwise set forth herein, in which case the Earnest Money shall be retained by the Closing Agent pending receipt of instructions for the disposition thereof executed by Buyer and Seller.

     8.02 Form of Closing Documents. Prior to the end of the Due Diligence Period, Seller shall, at its sole expense, provide to Buyer the following documents, and Seller and Buyer shall agree on the form of the following documents to be delivered to Buyer on the Closing Date by Seller as set forth in Article 14 hereof:

     (a)  Special Warranty Deed;

     (b)  Seller's Affidavit;

     (c)  FIRPTA Affidavit;

     (d) Assignment and Assumption of the Lease, wherein Seller shall indemnify Buyer from and against any and all obligations accruing under the Lease prior to the Closing Date and Buyer shall indemnify Seller from and against any and all obligations accruing under the Lease from and after the Closing Date; and

     (e) Estoppel from Tenant, in a form reasonably satisfactory to Buyer and consistent with the requirements in the Lease.

In the event that Seller and Buyer do not reach mutual agreement on the form of the above described documents (a) through (e) prior to the end of the Due Diligence Period, this Agreement may be terminated by either Seller or Buyer and the Earnest Money shall be returned in full to the Buyer immediately and neither party shall have any further duties or obligations to the other hereunder, except as expressly provided herein.

      8.03 Adverse Change Due Diligence Documents and Adverse Change Review Period. As soon as available, but in any event no later than at least ten (10) business days prior to the Closing Date (the "Adverse Change Review Period"), Seller shall deliver to Buyer any documents or written summary of facts known to Seller that materially change or render incomplete, invalid, or inaccurate any of the Due Diligence Documents (collectively, if any, the "Adverse Change Due Diligence Documents").

     Buyer shall have ten (10) business days to examine and to accept all of the above-described Adverse Change Due Diligence Documents. After Buyer's receipt and review of the Adverse Change Due Diligence Documents, Buyer may cancel this Agreement if any of the Adverse Change Due Diligence Documents are not acceptable to Buyer, in its sole discretion, by delivering a cancellation notice, as provided herein, to Seller and Closing Agent prior to the end of the Adverse Change Review Period. Such notice shall be deemed effective upon receipt by Seller. If Buyer so terminates this Agreement, the Earnest Money shall be returned in full to Buyer immediately and thereafter neither party shall have any further duties or obligations to the other hereunder, except as expressly provided herein.

      It shall be a condition precedent to Buyer's obligations to close hereunder that there have been no material changes in any of the information reflected in the Due Diligence Documents or Adverse Change Due Diligence Documents after the date of such document and prior to Closing.

      Until this Agreement is terminated or the Closing has occurred, the Seller shall deliver to the Buyer any documentation that comes in the Seller's possession that modifies any of the Due Diligence Documents or Adverse Change Due Diligence Documents, including the Lease and the Guaranty, or could render any of the Due Diligence Documents or Adverse Change Due Diligence Documents materially inaccurate, incomplete or invalid. The Buyer shall, in any event, have five (5) business days before the Closing Date to review any such document and, if necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have five (5) business days to review any such document or documents.

     9.  Closing Costs. Seller shall pay the following costs of
Closing: any transfer taxes and/or transfer fees, any escrow fees charged by the Title Company, the recording fee for the Special Warranty Deed, the recording fees for any documents or instruments necessary to cure any title objections raised by the Buyer that the Seller has agreed to cure, a brokerage fee in the amount of $40,000 payable to J.L. Nelms Real Estate by Seller, the basic premium of the Owner's Title Policy, and any of the costs of the updating and certifying all Due Diligence Documents unless otherwise designated herein to be paid by Buyer. Buyer shall pay the following costs of Closing: the recording costs for any other documents Buyer requires to be recorded other than those specified in the preceding sentence, and the fees or premiums to obtain any endorsements to the Owner's Title Policy requested or required by Buyer. Each
party  will  pay  its  own  attorneys'  fees  to  close   this
transaction.

     10. Real Estate Taxes and Assessments. Seller represents to Buyer that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable on or before the Closing Date have been or will be paid in full as of the Closing Date. It is understood between Seller and Buyer that all unpaid levied and pending special assessments are paid by the Tenant and shall be the responsibility of the Tenant under the Lease after the Closing Date.

      In the event Tenant does not pay any special assessments or real estate taxes that are the responsibility of the Lessee under the Lease, Seller and Buyer agreed to each pay its prorata share of said assessments or taxes as of the Closing Date.

     11. Prorations. The Buyer and the Seller, as of the Closing Date, shall prorate all rent due under the Lease. Further, to the extent there are any ad valorem taxes, utility charges, or other expenses relative to the Property which are not paid by the Tenant pursuant to the Lease, all of such items shall also be prorated between Buyer and Seller, effective as of the Closing Date. To the extent that information for such rent proration or any other applicable charges or expenses are not available on the Closing Date or if the actual amount of such rent or other charges or expenses differs from the amount used in the prorations at Closing, then the parties shall make any adjustments necessary so that the prorations at closing are adjusted based upon the actual amount of such rent or other applicable charges or expenses. The parties agree to make such reprorations as soon as possible after the actual amount of rent or other charges or expenses prorated at Closing become available. This provision and the respective obligations of the parties shall survive Closing.

     12.   Seller's  Representations and  Warranties.   Seller
represents and warrants as of this date and to the best of Seller's knowledge after due inquiry that:

     (a)  Except  for  this  Agreement and the  Lease  between
          Seller and Tenant, and those matters disclosed in the materials delivered to Buyer pursuant to Articles 6 and 8, it is not aware of any other agreements or leases with respect to the Property.

     (b) Seller has all requisite power and authority to consummate the transaction contemplated by this
          Agreement   and  has  by  proper  proceedings   duly
          authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder.

     (c)  It does not have any actions or proceedings pending,
          which  would  materially  affect  the  Property   or
          Tenant, except matters fully covered by insurance;

     (d) The consummation of the transactions contemplated hereunder, and the performance of this Agreement and the delivery of the Special Warranty Deed to Buyer, will not result in any breach of, or constitute a default under, any instrument to which Seller is a party or by which Seller may be bound or affected;

     e)   The  Property  is  in good condition,  substantially
          undamaged  by fire and other hazards,  and  has  not
          been   made   the   subject  of   any   condemnation
          proceeding;

     (f) The use and operation of the Property now is in full compliance with applicable local, state and federal laws, ordinances, regulations and requirements, and Seller has not caused, and has no notice that the Property is in violation of, any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions, on, under or about the Property, including, but not limited to, soil and groundwater conditions;

     (g) There is no proceeding or inquiry by any governmental authority with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from or to other property;

     (h)  The   transaction  contemplated  herein   does   not
          represent a fraudulent conveyance by Seller; and

     These Seller's representations and warranties deemed to be true and correct as of the Closing Date. If the Seller shall notify Buyer of a material adverse change in its representation and warranties prior to the Closing Date, the Buyer shall get five (5) business days to review such material adverse change and terminate this Agreement if Buyer deems necessary. If Buyer so terminates this Agreement, the Earnest Money shall be returned in full to Buyer immediately. These representations and warranties shall survive the Closing for a period of one (1) year, after which time they shall expire and terminate and be of no further force and effect.

     13.    Buyer's  Representations  and  Warranties.   Buyer
represents and warrants to Seller that:

     (a)  Buyer  has  all  requisite power  and  authority  to
          consummate  the  transaction  contemplated  by  this
          Agreement   and  has  by  proper  proceedings   duly
          authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

     (b) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder will violate or be in conflict with any agreement or instrument to which Buyer is a party or by which Buyer is bound;

     These Buyer's representations and warranties deemed to be true and correct as of the Closing Date and shall survive the Closing for a period of one (1) year, after which time they shall expire and terminate and be of no further force and effect.

     14.  Closing.

     (a) On or before the Closing Date, with simultaneous copy to Buyer, Seller will deposit into escrow with the Closing Agent the following documents on or before the Closing
Date:

     (1) A Special Warranty Deed conveying title to the Property to Buyer, in form and substance as agreed to between Seller and Buyer during the Due Diligence Period;

     (2) Estoppel letter from Tenant, in form and substance as agreed to between Seller and Buyer during the Due Diligence Period;

     (3) Affidavit of Seller, in form and substance as agreed to between Seller and Buyer during the Due Diligence Period;

     (4) FIRPTA Affidavit, in form and substance as agreed to between Seller and Buyer during the Due Diligence Period;

     (5) Seller's counterpart to the Assignment and Assumption of the Lease, in form and substance as agreed to between Seller and Buyer during the Due Diligence Period;

     (6) The original Lease, and any and all documentation modifying he Lease, including but not limited, assignments, amendments, and letter agreements;

     (7) Tenant's Certificate of Insurance naming Buyer as additional insured and/or loss payee, as required by the Lease;

     (8) A down-dated title commitment for an owner's title insurance policy, reflecting only permitted exceptions approved (or deemed approved) by Buyer during the Due
          Diligence Period and including all endorsements required by Buyer; and

     (9) Copies of any and all certificates, permits, licenses and other authorizations of any governmental body or authority, if any, which are in the possession of Seller and are necessary to permit the use and occupancy of the improvements.

     (b)   On  or before the Closing Date, Buyer will  deposit
into  escrow  with  the Closing Agent the following:   i)  the
Purchase Price; and ii) its counterpart to the Assignment and Assumption of Lease.

     (c)   Both  parties will sign and deliver to the  Closing
Agent  any other documents reasonably required by the  Closing
Agent and/or the Title Company.

     15. Termination. This Agreement may be terminated prior to Closing at Buyer's option (and the Earnest Money returned to Buyer in full immediately) in the event of any of the following occurrences:

     (a) Seller fails to comply with any of the terms hereof in any material respect;

     (b)  A   default   exists   in  any  material   financial
          obligation of Seller or the Tenant;

     (c) Any representation made or contained in any submission from Seller or in the Due Diligence Documents, proves to be untrue, substantially false or misleading in any material respect at any time prior to the Closing Date;

     (d) There has been a material adverse change in the financial condition of Tenant or there shall be a material action, suit or proceeding pending or threatened against Seller which affects Seller's ability to perform under this Agreement or against Tenant which affects its ability to perform under the Lease;

     (e)  Any    bankruptcy,    reorganization,    insolvency,
          withdrawal, or similar proceeding is instituted by or against Seller or Tenant;

     (f) Seller or Tenant shall be dissolved, liquidated or wound up;

     (g) Notice of termination given by Buyer pursuant to Articles 6, 7, 8, 12, 16 or 18 hereof.

     16. Damages, Destruction and Eminent Domain. If, prior to the Closing Date, the Property, or any part thereof, should be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement (which damage exceeds 10% of the Purchase Price of the Property or abates payment of rent by Tenant or renders the Lease invalid), this Agreement shall terminate, at Buyer's option, exercised by written notice to Seller within ten (10) business days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (a) all contingencies set forth in Article 8 hereof have been satisfied, or waived; and (b) any period provided for above in
Article 8 hereof for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title and interest in and to all insurance proceeds resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of the Tenant pursuant to the Lease.

      If prior to Closing, the Property, or any part thereof, is taken by eminent domain (which taking delays payment of rent by the Tenant or renders the Lease invalid) this Agreement shall terminate, at Buyer's option, by written notice to Seller and the Closing Agent, to be given within three (3) business days after Buyer receives written notice of such eminent domain. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price and Seller shall assign to Buyer all the Seller's right, title and interest in and to any award made, or to be made, in the condemnation proceeding, subject to the rights of the Tenant pursuant to the Lease.

      In the event that this Agreement is terminated by Buyer as provided above, the Earnest Money shall be returned to Buyer immediately after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

     17. Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing  overnight delivery to the party at  his  or  its address set forth below, or by facsimile transaction to the respective fax number(s) set forth below with printed confirmation of receipt thereof, or to such other address as such party may hereafter designate by written notice to the other party. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. Any notice given by facsimile transmission shall be followed by a hard copy or by hand delivery.

If to Seller:
               VR Partners I, LP
               c/o Mr. Bill DeMuth
               13355 Noel Road LB28
               Suite 571
               Dallas, Texas 75240
               Phone:  (972) 627-3777
               Fax:  (972) 628-3778
               Email: bill.demuth@sbcglobal.net

With a copy to:

               Robert M. Allen, Esq.
               Clements, Allen, Woods & Margolis, P.C.
               15303 Dallas Parkway, Suite 1050
               Addison, Texas 75001
               Phone: (972) 991-2600
               Fax: (972) 991-2601
               Email: rallen@clementsallen.com

If to Buyer:
               AEI Fund Management, Inc.
               1300 Wells Fargo Center
               30 E. 7th Street
               St. Paul, Minnesota 55101
               Attention:  George Rerat, Director of Acquisitions
               Phone No.: (651) 227-7333
               Fax:  (651) 227-7705
               Email:  grerat@aeifunds.com

With a copy to:

               Michael Daugherty
               Daugherty Law Firm
               30 East Seventh Street, Ste 1300
               St. Paul, Minnesota 55101
               Phone:  (612) 720-0777
               Fax:  (612) 677-3181
               E-Mail: mbdlaw@usinternet.com

     18.  Miscellaneous.

     a. This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in
writing  and  signed by the waiving party.   Time  is  of  the
essence.  This Agreement will not be construed for or  against a  party whether or not that party has drafted this Agreement.
If there is any action or proceeding between the parties relating to this Agreement, the prevailing party will be
entitled  to recover attorney's fees and costs.   This  is  an
integrated agreement containing all agreements of the parties about the Property and the other matters described, and it
supersedes  any  other agreement or understandings.   Exhibits
attached   to  this  Agreement  are  incorporated  into   this
Agreement.

     b. If the transaction contemplated hereunder does not close by the Closing Date, through no fault of Buyer, Buyer may either, at it election, seek to enforce specific performance of any requirements to be performed by Seller, or terminate this Agreement and receive its Earnest Money back in full immediately. If this Agreement does not close by the Closing Date due to no fault of Seller, then Buyer shall pay its required portion of the cost of the Survey, the Closing Agent shall release all Earnest Money to Seller, this Contract shall terminate and the parties shall have no further duties or obligations hereunder, except as expressly provided herein.

     c. This Agreement shall be assignable by Buyer, at its option, in whole or in part, in such manner as Buyer may determine, to an affiliate of affiliates of Buyer.

     d. Seller shall pay any and all real estate commissions due and payable to any broker claiming commission by and through its representation of Seller. Buyer shall indemnify Seller and
hold   Seller  harmless  from  any  commissions,  claims   for
commissions or similar fees arising out of this transaction and based on actions of the Buyer.

     e. Buyer acknowledges that Seller may utilize the sale of the Property as part of a tax deferred exchange transaction in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Buyer  shall  cooperate  with  Seller  in  effectuating   such
exchange transaction, so long as Buyer is not required to incur any liability in connection with such exchange and such exchange does not operate to delay the Closing required hereunder.

      Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has until 5:00 p.m. on January 26, 2006 within which time to accept this offer by signing and returning this Agreement to Buyer. For all purposes under this Agreement, facsimile signatures by either party hereto shall be deemed effective as original signatures by such party for all purposes. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Seller, Buyer and their respective successors and assigns.


          [SIGNATURES ARE TO FOLLOW ON THE NEXT PAGE]

      IN  WITNESS WHEREOF, Seller and Buyer have executed this
Agreement effective as of the date last set forth below.


SELLER:

VR PARTNERS I, L.P.
By: VR Partners, Inc., General Partner


By: /s/ William DeMuth
        William DeMuth, President

Date of Execution:  January 31, 2006

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.
         SIGNATURES TO CONTINUE ON THE FOLLOWING PAGE]

BUYER:

AEI FUND MANAGEMENT, INC.

By: /s/ Robert P Johnson
        Robert P. Johnson, its President

Date of Execution: January 30, 2006




                          EXHIBIT "A"

                       LEGAL DESCRIPTION



Being a tract of land situated in the R. Bethurum Survey, Abstract No. 170, Dallas County, Texas, and being a part of that tract of land conveyed from Annie Hanby to George Venner and wife, Patricia Paschall Venner, by deed recorded in Volume 4740, Page 150, Deed Records, Dallas County, Texas, and being all that tract of land conveyed from Herbert Dale Heflin and wife, gala Jean to Jack Motley and wife, Alice N. motley by deed recorded in Volume 5727, Page 41, Deed Records, Dallas County, Texas and further being all of Lot 3, Block 2 of Belt Line U.S. BO Addition, an addition to the City of Mesquite, Dallas County, Texas, according to the plat thereof recorded in Volume 98001, Page 61, Map Records, Dallas County, Texas, said tract being more particularly described as follows:

BEGINNING at a 1/2 inch iron rod found for the Southeast corner of said Venner tract and at an inside ell corner of that tract of land owned by the City of Dallas, said point being the Southeast corner of said Lot 3;

THENCE North 87 degrees 53 minutes 52 second; Went, along the South line of said Lot 3, passing at 330.64 feet the Southeast corner of said Motley tract and continuing a total distance of 530,64 feat to a 1/2 inch iron rod found for the East RQ line of Beltline Road;

THENCE North 02 degrees 08 minutes 49 seconds East, along said East ROW line a distance of 302.69 feet to a 1/2 inch iron rod set at the Northwest corner of said Motley tract and said Lot 3;

THENCE South 87 degrees 27 minutes 35 minutes East along the North line of said Lot 3, a distance of 200.12 feet to a 1/2 inch iron rod found at the Northeast corner of the said Motley tract and at an angle point in the North line of said Lot 3/

THENCE South 87 degrees 53 minutes 52 seconds last, a distance of 338.13 feet to a 1/2 inch iron rod found in the East line of the said Venner tract and at the Northeast corner of said
Lot 3;

THENCE South o3 degrees 35 minutes 36 seconds West, along the East line Of said Lot 3 a distance of 301.27 feet to the Point of Beginning and containing 161,108 square feet or 3.70 acres of land.